                                                                    EXHIBIT 99.1


FINANCIAL CONTACT:  JAMES S. GULMI (615) 367-8325
MEDIA CONTACT:      CLAIRE S. MCCALL (615) 367-8283



GENESCO REPORTS FIRST QUARTER FISCAL 2007 RESULTS
--Company Reports First Quarter Diluted EPS Before Discontinued Operations of $0.41--


NASHVILLE, Tenn., May 25, 2006 -- Genesco Inc. (NYSE: GCO) today reported earnings before discontinued operations of $10.7 million, or $0.41 per diluted share, for the first quarter ended April 29, 2006. Earnings before discontinued operations were $8.4 million, or $0.33 per diluted share, for the first quarter ended April 30, 2005. Earnings before discontinued operations for the first quarter of this year included SFAS 123(R) share-based compensation and restricted stock expense of $1.6 million before taxes, or $0.04 per diluted share, while earnings before discontinued operations in the first quarter of last year included a charge of $2.6 million before taxes, or $0.06 per diluted share, related to the settlement of class action litigation. Net sales for the first quarter of fiscal 2007 increased 10% to $315 million compared to $286 million for the first quarter of fiscal 2006.

           Genesco Chairman, President and Chief Executive Officer Hal N. Pennington, said, "Driven by strong performances in our branded businesses and effective expense management across the board, we slightly exceeded our earnings per share expectations for the quarter despite lower than expected sales in our retail divisions. We are confident about our merchandising position as we head into summer and we are encouraged about our prospects for the back-to-school season. Additionally, we believe that most of the issues that affected sales in the first quarter will be less significant in the current quarter. We are consequently comfortable with our outlook for the second quarter.

          "We also continued to successfully execute our store growth plans during the first quarter, opening a total of 62 stores, compared with 28 during the first quarter last year, and increasing square footage by 16% versus 5% over the same period last year. We remain focused on expanding our retail presence across the country and building on our leadership position in the marketplace.

         "Net sales in the Journeys Group increased 10% to more than $141 million, same store sales increased 1% and footwear unit comps rose 4% in the first quarter. Board sport and women's casual shoes continued to perform well; however, overall sales were affected by a shift in demand from men's boots and utility footwear to lower-priced canvas shoes, sandals and clogs. We believe that the impact of this category shift will moderate in the second quarter, as boots and utility styles are historically less relevant in the summer months. We expect to open a total of 60 Journeys stores in fiscal 2007.

         "Journeys Kidz registered another excellent quarter with total sales up 30% to more than $8 million and same store sales up 10%, against a 22% comparison last year. We remain on track to open a total of 25 Kidz stores in fiscal 2007. Our newest concept, Shi by Journeys, performed well during the quarter. We had three Shi by Journeys stores in operation at the end of the quarter and expect to have a total of 12 stores by the end of the year.

         "Net sales at Hat World increased 14% to approximately $71 million and same store sales declined less than 1%. Hat World had a 7% comparable store sales increase in the same period a year ago. The Major League Baseball and branded core headwear categories continued strong, but this was somewhat offset by softness in demand for NCAA product. Hat World continued to expand its private label initiatives and roll out its embroidery machines, both of which represent attractive opportunities for incremental sales. We remain excited about the growth potential of Hat World and expect to open a total of 85 to 90 new stores in fiscal 2007.

         "Net sales for the Underground Station Group, which includes Jarman, were flat at $40 million and same store sales fell 3% in the first quarter. Comparable store sales at Underground Station declined 2%, primarily due to weak demand in men's boots and utility footwear. Underground Station continued to generate gains in women's footwear as well as apparel, accessories and children's shoes, and we see opportunities to expand these categories further.

         "Johnston & Murphy posted another strong quarter, reflecting the continued success of the brand's strategic repositioning. Johnston & Murphy net sales increased 6% to more than $44 million, same store sales for the shops rose 3% and wholesale sales increased 14% in the first quarter. The positive results were driven by ongoing strength in casual and dress casual footwear, which made up 68% of first quarter unit sales in the Johnston & Murphy retail shops, and substantial increases in apparel and accessories. We also opened five shops and factory stores in the first quarter and plan to open a total of 12 in fiscal 2007. These more aggressive retail growth plans highlight Johnston & Murphy's positive momentum.

         "First quarter sales of Licensed Brands increased 37% to $19 million and operating profit more than doubled. Dockers is benefiting from its positioning in both the traditional and contemporary categories within the growing casual footwear industry, and the innovative and proprietary features of its proStyle(R) and Stain Defender(R) product lines."

         Genesco also stated that it is slightly increasing its fiscal 2007 guidance. The Company now expects sales to increase 14% to approximately $1.46 billion for the year and diluted earnings per share to approximate $2.63. The earnings per share estimate includes the expected expense of SFAS 123(R) share-based compensation expense and the amortization of recently granted restricted stock totaling approximately $0.17 per share. In the previous year, this amount was $0.01 per share.

         This release contains forward-looking statements, including those regarding the Company's sales and earnings outlook and all other statements not addressing solely historical facts or present conditions. Actual results could vary materially from the expectations reflected in these statements. A number of factors could cause differences. These include weakness in consumer demand for products sold by the Company, fashion trends that affect the sales or product margins of the Company's retail product offerings, changes in the timing of holidays or in the onset of seasonal weather affecting period to period sales comparisons, changes in buying patterns by significant wholesale customers, disruptions in product supply or distribution, further unfavorable trends in foreign exchange rates and other factors affecting the cost of products, changes in business strategies by the Company's competitors (including pricing and promotional discounts), the ability to open, staff and support additional retail stores on schedule and at acceptable expense levels and to renew leases in existing stores on schedule and at acceptable expense levels, variations from expected pension-related charges caused by conditions in the financial markets, and the outcome of litigation and environmental matters involving the Company. Forward-looking statements reflect the expectations of the Company at the time they are made. The Company disclaims any obligation to update such statements.

            The Company's live conference call on May 25, 2006, at 7:30 a.m. (Central time) may be accessed through the Company's internet website, www.genesco.com. To listen live, please go to the website at least 15 minutes early to register, download and install any necessary software.

            Genesco Inc., a Nashville-based specialty retailer, sells footwear, headwear and accessories in more than 1,800 retail stores in the United States and Canada, principally under the names Journeys, Journeys Kidz, Johnston & Murphy, Underground Station, Hatworld, Lids, Hat Zone, Cap Factory, Head Quarters and Cap Connection, and on internet websites www.journeys.com, www.journeyskidz.com, www.undergroundstation.com, www.johnstonmurphy.com, www.lids.com, www.hatworld.com, and www.lidscyo.com. The Company also sells footwear at wholesale under its Johnston & Murphy brand and under the licensed Dockers and Perry Ellis brands. Additional information on Genesco and its operating divisions may be accessed at its website www.genesco.com.

                                  GENESCO INC.

      CONSOLIDATED EARNINGS SUMMARY

=================================================================================================================================
                                                                                                        Three Months Ended
                                                                                -------------------------------------------
                                                                                              APRIL 29,          April 30,
      In Thousands                                                                                 2006               2005
---------------------------------------------------------------------------------------------------------------------------------
      Net sales                                                                               $ 315,018          $ 286,085
      Cost of sales                                                                             153,649            139,532
      Selling and administrative expenses                                                       141,866            127,256
      Restructuring and other, net                                                                  109              2,867
---------------------------------------------------------------------------------------------------------------------------------
      Earnings from operations                                                                   19,394             16,430
      Interest expense, net                                                                       1,914              2,704
---------------------------------------------------------------------------------------------------------------------------------
      EARNINGS BEFORE INCOME TAXES FROM CONTINUING OPERATIONS                                    17,480             13,726
      Income tax expense                                                                          6,814              5,300
---------------------------------------------------------------------------------------------------------------------------------
      Earnings from continuing operations                                                        10,666              8,426
      Discontinued operations, net                                                                 (189)                65
---------------------------------------------------------------------------------------------------------------------------------
      NET EARNINGS                                                                            $  10,477          $   8,491
=================================================================================================================================



      EARNINGS PER SHARE INFORMATION

=================================================================================================================================
                                                                                                        Three Months Ended
                                                                                ------------------------------------------
                                                                                              APRIL 29,          April 30,
      In Thousands (except per share amounts)                                                      2006               2005
---------------------------------------------------------------------------------------------------------------------------------
      Preferred dividend requirements                                                         $      64          $      73

      Average common shares - Basic EPS                                                          23,042             22,525

      Basic earnings per share:
          Before discontinued operations                                                      $    0.46          $    0.37
          Net earnings                                                                        $    0.45          $    0.37

      Average common and common
          equivalent shares - Diluted EPS                                                        27,436             26,898

      Diluted earnings per share:
          Before discontinued operations                                                      $    0.41          $    0.33
          Net earnings                                                                        $    0.40          $    0.34

=================================================================================================================================

                                  GENESCO INC.

      CONSOLIDATED EARNINGS SUMMARY

=========================================================================================================================
                                                                                                Three Months Ended
                                                                    -----------------------------------------------
                                                                                  APRIL 29,              April 30,
      In Thousands                                                                     2006                   2005
-------------------------------------------------------------------------------------------------------------------------
      Sales:
          Journeys                                                                $ 141,500              $ 128,844
          Underground Station Group                                                  39,956                 39,836
          Hat World                                                                  70,688                 62,147
          Johnston & Murphy                                                          44,031                 41,508
          Licensed Brands                                                            18,799                 13,692
          Corporate and Other                                                            44                     58
-------------------------------------------------------------------------------------------------------------------------
          NET SALES                                                               $ 315,018              $ 286,085
=========================================================================================================================
      Pretax Earnings (Loss):
          Journeys                                                                $  13,151              $  13,768
          Underground Station Group                                                   2,405                  2,616
          Hat World                                                                   6,007                  5,482
          Johnston & Murphy                                                           2,823                  2,530
          Licensed Brands                                                             1,729                    746
          Corporate and Other*                                                       (6,721)                (8,712)
-------------------------------------------------------------------------------------------------------------------------
          Operating income                                                           19,394                 16,430
          Interest, net                                                               1,914                  2,704
-------------------------------------------------------------------------------------------------------------------------

      TOTAL PRETAX EARNINGS                                                          17,480                 13,726

      Income tax expense                                                              6,814                  5,300
-------------------------------------------------------------------------------------------------------------------------
      Earnings from continuing operations                                            10,666                  8,426
      Discontinued operations, net                                                     (189)                    65
-------------------------------------------------------------------------------------------------------------------------
      NET EARNINGS                                                                $  10,477               $  8,491
=========================================================================================================================

* Includes $0.1 million of other charges in the first quarter of Fiscal 2007 for asset impairments.

  Includes $2.9 million of other charges in the first quarter of Fiscal 2006, including $2.6 million for a litigation settlement and the remaining $0.3 million for asset impairment and lease terminations.

                                  GENESCO INC.


      CONSOLIDATED BALANCE SHEET

=======================================================================================================
                                                                 APRIL 29,             April 30,
      In Thousands                                                    2006                  2005
-------------------------------------------------------------------------------------------------------
      ASSETS
      Cash and cash equivalents                                  $  34,719             $  62,377
      Accounts receivable                                           22,742                17,514
      Inventories                                                  247,773               217,086
      Other current assets                                          30,192                20,885
-------------------------------------------------------------------------------------------------------
      Total current assets                                         335,426               317,862
-------------------------------------------------------------------------------------------------------
      Property and equipment                                       197,546               171,243
      Other non-current assets                                     157,094               160,924
-------------------------------------------------------------------------------------------------------
      TOTAL ASSETS                                               $ 690,066             $ 650,029
=======================================================================================================
      LIABILITIES AND SHAREHOLDERS' EQUITY
      Accounts payable                                           $  90,541             $  81,828
      Current portion - long-term debt                                 -0-                   -0-
      Other current liabilities                                     56,568                52,994
-------------------------------------------------------------------------------------------------------
      Total current liabilities                                    147,109               134,822
-------------------------------------------------------------------------------------------------------
      Long-term debt                                               106,250               161,250
      Other long-term liabilities                                   74,498                68,790
      Shareholders' equity                                         362,209               285,167
-------------------------------------------------------------------------------------------------------
      TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                 $ 690,066             $ 650,029
=======================================================================================================

                                  GENESCO INC.


   RETAIL UNITS OPERATED - THREE MONTHS ENDED APRIL 29, 2006

===================================================================================================================================
                                      BALANCE                                   BALANCE                                  BALANCE
                                     01/29/05     OPEN     CONV    CLOSE       01/28/06       OPEN     CONV    CLOSE    04/29/06
------------------------------------------------------------------------- ---------------------------------------------------------
   Journeys Group                         695       71        0        5            761         30        0        1         790
       Journeys                           654       61        0        4            711         23        0        1         733
       Journeys Kidz                       41       10        0        1             50          7        0        0          57
   Underground Station Group              229       21        0       21            229          5        0        2         232
       Underground Station                165       21        2        8            180          5        1        0         186
       Jarman Retail                       64        0       (2)      13             49          0       (1)       2          46
   Hat World                              552       96        0        7            641         22        0        3         660
   Johnston & Murphy                      142        5        0        5            142          5        0        0         147
       Shops                              107        4        0        4            107          2        0        0         109
       Factory Outlets                     35        1        0        1             35          3        0        0          38
-----------------------------------------------------------------------------------------------------------------------------------
   Total Retail Units                   1,618      193        0       38          1,773         62        0        6       1,829
===================================================================================================================================




   CONSTANT STORE SALES

==================================================================================================================
                                                                                              Three Months Ended
                                                                                         -----------------------
                                                                                         APRIL 29,     April 30,
                                                                                             2006           2005
------------------------------------------------------------------------------------------------------------------
   Journeys                                                                                    1%             7%
   Underground Station Group                                                                  -3%             9%
       Underground Station                                                                    -2%            11%
       Jarman Retail                                                                          -9%             4%
   Hat World                                                                                  -1%            --
   Johnston & Murphy                                                                           2%             3%
       Shops                                                                                   3%             3%
       Factory Outlets                                                                         0%             3%
------------------------------------------------------------------------------------------------------------------
   Total Constant Store Sales                                                                  0%             7%
==================================================================================================================

==================================================================================================================
   Hat World                                                                                                  7%
==================================================================================================================




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